Exhibit 9

OPINION OF AND CONSENT OF COUNSEL

April, 2007

C.M. Life Insurance Company

100 Bright Meadow Boulevard

Enfield, CT 06082

Re:    Post-Effective Amendment No. 17 to Registration Statement

          No. 33-45122 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 17 to Registration Statement No. 33-45122 on Form N-4 under the Securities Act of 1933 for C.M. Life Insurance Company’s (“CM Life”) flexible premium variable annuity contract (the “Contract”). Panorama Plus Separate Account issues the Contract.

As an attorney for CM Life, I provide legal advice to CM Life in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	CM Life is a valid and subsisting corporation, organized and operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2.	Panorama Plus Separate Account is a separate account validly established and maintained by CM Life in accordance with Connecticut law.

3.	The Contract, when properly issued, is a legal and binding obligation of, CM Life enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/    EDWIN L. KERR

Edwin L. Kerr

Assistant Vice President and Counsel

for MassMutual